Registration No. 33-63515


          _________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                      Post-Effective Amendment No. 1 to
                                   Form S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                EMERSON RADIO CORP.
            (Exact name of registrant as specified in its charter)

          Delaware                                              22 3285224
(State or other jurisdiction of                             (I.R. S. Employer)
incorporation or organization)                              Identification No.)

Nine Entin Road, Parsippany, New Jersey                          07054-0430
(Address of Principal Executive Offices)                         (Zip Code)


                  EMERSON RADIO CORP. STOCK COMPENSATION PROGRAM
                             (Full title of the plan)


       EMERSON RADIO CORP. 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                             (Full title of the plan)

                                 Eugene I. Davis
                                    President
                                Emerson Radio Corp.
                                 Nine Entin Road
                       Parsippany, New Jersey 07054-0430
                                 (201) 884-5800
           (Name, address and telephone number, including area code,
                               of agent for service)


                                   with a copy to:


Albert G. McGrath, Jr., Esq.                            Jeffrey M. Davis, Esq.
      Emerson Radio Corp.                and            Lowenstein, Sandler,
       Nine Entin Road                               Kohl, Fisher & Boylan, P.A.
Parsippany, New Jersey 07054-0430                        65 Livingston Avenue
       (201) 884-5800                                 Roseland, New Jersey 07068
                                                            (201) 992-8700




PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-8 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of the shares of common stock of Emerson Radio Corp. (the "Company"), which shares will be acquired by current officers and directors of the Company under the plans described below.

PROSPECTUS

                                     EMERSON RADIO CORP.

                           Up to 1,890,000 Shares of Common Stock
                       of Emerson Radio Corp. Received by Directors,
                       Officers, Employees, Consultants and Advisors
                     Under the Emerson Radio Corp.  Stock Compensation
                    Program and the Emerson Radio Corp. 1994 Non-Employee
                    Director Stock Option Plan are Reoffered by means of this Prospectus
                                 ____________________________


         The Common Stock, $.01 par value per share ("Common Stock"), of Emerson Radio Corp. ("Emerson" or the "Company") offered hereby may be sold by certain stockholders of Emerson (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of such Common Stock. Shares of Common Stock may be offered or sold from time to time by one or more of the Selling Stockholders at market prices then prevailing, in negotiated transactions at prices other than the prevailing market price or otherwise. Brokers or dealers will receive such commissions or discounts as shall be agreed to with such Selling Stockholders. See "Plan of Distribution."

          The Selling Stockholders have advised the Company that they have not made any arrangement with any broker-dealer for the sale of the shares of Common Stock except as described herein. The Selling Stockholders and any broker-dealer acting in connection with the sale of the shares of Common Stock hereunder may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Act"), in which case any commissions received by a broker-dealer and any profit realized by them on the resale of the shares of Common Stock as principal may be deemed to be underwriting compensation under the Act. See "Plan of Distribution."

          The Common Stock is traded on the American Stock Exchange, Inc. (the "AMEX"). The closing price of the Common Stock on November 2, 1995, as reported in The Wall Street Journal was $2.125 per share.

         The offer and sale of the shares of Common Stock offered hereby have not been registered under the blue sky or securities laws of any jurisdiction and any broker-dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the shares of Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY PRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale or distribution of the shares of Common Stock issuable under the terms of the Stock Compensation Program or the Non-Employee Director Stock Option Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

          This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS."

                           ____________________________

                  The date of the Prospectus is November 6, 1995.




                             AVAILABLE INFORMATION

          The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 with
respect to the Common Stock offered hereby.   This prospectus  (the
"Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. Such reports, proxy statements, Registration Statement and exhibits and other information omitted form this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Office, Suite 1300, 7 World Trade Center, New York, New York 10007 and Chicago Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, D.C.  20549 at  prescribed  rates.   In  addition, such reports and
proxy statements can be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          There are hereby incorporated by reference into this Prospectus, and made a part hereof, the following documents heretofore filed with the Commission pursuant to the 1934 Act:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

          2. The Company's Registration Statement on Form S-1 (registration no. 33-62873) declared effective by the Commission on October 25, 1995;

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

          4. The Company's Current Report on Form 8-K as filed with the Commission on September 9, 1995; and

          5. Description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (registration no. 33-53621) declared effective by the Commission on August 9, 1994.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from
the respective dates of filing of such documents.   Any statement contained
herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Albert G. McGrath, Jr., Esq., Emerson Radio Corp., Nine Entin Road, Parsippany, New
Jersey 07054-0430, (201) 884-5800.




                           THE COMPANY

General

      Emerson, one of the nation's largest volume consumer electronics distributors, directly and through subsidiaries, designs, sources, imports and markets a variety of video and audio consumer electronics and microwave oven products. The Company distributes its products primarily through mass merchants and discount retailers, leveraging on the strength of its trademark, a nationally recognized trade name in the consumer electronics industry. The trade name "Emerson Radio" dates back to 1912 and is one of the oldest and most well respected names in the consumer products industry. In addition, the Company offers a line of audio products for sale under the "H.H. Scott" brand
name.   Approximately $15 billion of factory sales are generated by the industry
in the market segment in which the Company competes.   In calendar year 1994,
Emerson believes it was among the top three brand names in unit sales volume of video cassette recorders ("VCRs") and TV/VCR combinations and among the top five brand names in unit sales volume of color televisions.

      The Company believes it possesses an advantage over its competitors due
to  the  combination  of  the  Emerson   brand recognition,  its  extensive
distribution base and established relations with customers in the mass merchant and discount retail channels of distribution, its sourcing expertise
and established vendor   relations,  and  an  infrastructure boasting personnel
experienced in servicing and providing logistical support to the domestic mass merchant distribution channel. Emerson intends to leverage its core competencies to offer a broad variety of current and new consumer products to retail customers in developing markets worldwide. The Company intends to form joint ventures and enter into licensing agreements which will take advantage of the Company's trademarks and utilize the Company's logistical and sourcing advantages.

     The Company's core business consists of the distribution and sale of various low to moderately priced product categories, including black and white and color televisions, VCRs, video cassette players ("VCPs"), TV/VCR combination units, home stereo and portable audio products and microwave ovens.
The majority of the Company's  marketing  and  sales  of  these   products   is
concentrated in the United States and, to a lesser extent, Canada and certain
other international regions.   Emerson's major competition in these markets are
foreign-based manufacturers and distributors.

     The Company successfully restructured its financial position (the "Restructuring") through a plan of reorganization confirmed under Chapter 11 of the United States Bankruptcy Code (the "Plan of Reorganization") on  March
31,   1994.    Through  the Restructuring, the Company reduced its institutional debt by approximately $203 million. Additionally, the Company increased its net sales by 34% in the fiscal year ended March 31, 1995 ("Fiscal 1995"), the fiscal year immediately following its emergence from bankruptcy, as compared to the prior fiscal year.

      The Company was originally formed in the State of New York in 1956 under the name Major Electronics Corp. In 1977 the Company reincorporated in the State of New Jersey and changed its name to Emerson Radio Corp. On April 4, 1994, the Company was reincorporated in Delaware by merger of its predecessor into its wholly-owned Delaware subsidiary formed for such
purpose.   The Company's  principal executive offices are located at Nine
Entin Road, Parsippany, New Jersey 07054-0430. The Company's telephone number in Parsippany, New Jersey is (201) 884-5800.

Restructuring of the Company

      In 1990, the Company defaulted on certain covenants in the loan documents evidencing significant payment obligations to its insurance company noteholders (the "Noteholders"). The Company subsequently, through several different management teams, attempted for approximately three and a half years to restructure such debt, as well as its lines of credit with its secured bank lenders (the "Bank Lenders"). No agreement could be reached with such
creditors.   New  management  of  the  Company,  consisting largely of the current management of the Company, took control of the Company's operations in July 1992. On September 29, 1993, the Company and five of its domestic subsidiaries filed voluntary petitions for relief under the Bankruptcy Code based upon an agreement reached by the new management with its Bank Lenders. On March 31, 1994, the United States Bankruptcy Court for the District of New Jersey entered an order confirming the Plan of Reorganization implementing such agreement, which became effective on such date. During the pendency of the proceedings, the Company continued its operations in the ordinary course of business. The Company was able to retain most of its senior management and believes it maintained customer and supplier goodwill and the confidence of its employees.

      The principal components of the Plan of Reorganization included the following:

         The  payment of $75 million to the Bank Lenders and the Noteholders.

         The issuance of (i) Common Stock of the reorganized Company, such that the Bank Lenders and Noteholders possess 10% of the Company's outstanding Common Stock upon the effective date of the Plan of Reorganization and subsequent to the completion of the offering (described below) contemplated by the Plan of Reorganization,
         (ii) 10,000 shares of Series  A Preferred   Stock  to the  Bank
         Lenders and the Noteholders, having a face value of $10 million, and (iii) Creditor's Warrants to the Noteholders to purchase 750,000 shares of Common Stock.

         The issuance to Fidenas International Limited, now known as Fidenas International Limited, L.L.C. ("Fidenas International"), Elision International, Inc. ("Elision") and GSE Multimedia Technologies Corporation ("GSE"), upon the payment to the Company of $30 million, of an aggregate of 90% of the Company's then outstanding shares of Common Stock.

         The transfer by the Company to a liquidating trust established for the benefit of the Bank Lenders and the Noteholders of certain assets consisting of real estate in Princeton, Indiana, and the Company's rights with respect to certain anti-dumping duty receivables.


         On the effective date of the Plan of Reorganization, all then existing shares of common stock, stock options and warrants were terminated and canceled. Stockholders of the debtor company and third parties (to the extent that the existing stockholders of the debtor company did not purchase all of the offered stock) were given the opportunity to purchase, at $1.00 per share, up to 15 million shares of Common Stock, constituting approximately 30% of the outstanding Common Stock of the Company, assuming a fully-subscribed offering (6,149,993 shares of Common Stock were sold in such offering).

         The Company reincorporated under the laws of Delaware.

         The  payment of up to an aggregate of $1,850,000 of the net proceeds
         of the offering  to  certain  of   the Company's creditors.

      The Plan of Reorganization effected a recapitalization of the Company. After giving effect to the Plan of Reorganization:

         The Company's total consolidated institutional debt owed to its secured bank lenders and insurance company noteholders was reduced by approximately $203 million, from approximately $223 million immediately prior to the effective date, to approximately $20 million immediately subsequent to the effective date, which consisted primarily of advances pursuant to a secured revolving
         credit  facility.   The holders of the prepetition institutional
         debt received 10% of the Common Stock in connection with the Restructuring.

         At   the   Plan  of  Reorganization's  effective   date, stockholders'
         equity increased to  approximately  $42.6 million.

       Commencing in early 1993 and continuing through the reorganization proceedings, the Company successfully instituted a series of downsizing and outsourcing measures to reduce the fixed costs of the core consumer electronics business. As a result of the outsourcing of several functions and the elimination of fixed costs associated with such functions, the Company was able to achieve a reduction in annual fixed costs from approximately $59.1 million in the fiscal year ended 1993 to an anticipated $25.7 million for the fiscal year ending in 1996, although there can be no assurances that such reduction will be realized.


                                  RISK FACTORS

      An investment in the Common Stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as other information contained in this Prospectus:


Operating Losses

      Although the Company reported a net profit of $7,375,000 in Fiscal 1995, the Company subsequently reported a net loss of $1,401,000 for the first quarter of its fiscal year ending March 31, 1996 ("Fiscal 1996") as compared with a loss of $2,874,000 during the comparable quarter of Fiscal 1995. See "Risk Factors - Seasonality." Prior thereto, the Company, on a consolidated basis, operated at a loss in the aggregate from the nine month period ended December 31, 1990 through the fiscal year ended March 31, 1994 ("Fiscal 1994") and had an accumulated deficit of $199.9 million as of March 31, 1994, prior to the extraordinary gain recognized on the extinguishment of debt as a result of the Restructuring. See "The Company - Restructuring of the Company." While the Company reported a profit for Fiscal 1995, and decreased losses by approximately 52% for the three months ended June 30, 1995 as compared to the same period in the prior Fiscal Year, no assurance can be given that the Company will be able to continue to generate sufficient revenues to meet its operating expenses, make its interest payments under the Debentures or otherwise continue to operate profitably in the future.

Risks  Associated  With  the Company's Secured  Indebtedness  and Financing

     As of November 3, 1995, the Company had approximately $30.8 million of Senior Indebtedness outstanding with its United States secured credit lender pursuant to the terms of a $60 million credit facility. Substantially all of the assets of Emerson and certain of its subsidiaries, except for their trademarks, are encumbered to secure repayment of such indebtedness.
The trademarks  are  subject  to  a negative  pledge  covenant.   The Company's
ability to meet its ongoing debt service obligations and operate its business will depend on a number of factors, including its ability to operate its business as presently projected, the success of future operations, the availability of working capital and compliance with the requirements of the Indenture (the "Indenture") governing its 8-1/2% Senior Subordinated Debentures Due 2002 (the "Debentures"). As market conditions permit, the Company plans to secure additional financing (subject to restrictions imposed on it by its credit facilities and the Indenture), as necessary, in the form of debt or equity, to finance the growth of its core business, product line extensions and any new business ventures.

Dependence on Key Customers

     During the three months ended June 30, 1995 and Fiscal 1995, 1994, and 1993, approximately 16%, 53%, 34%, and 39%, respectively, of consolidated net sales were made by the Company to Wal-Mart Stores, Inc. ("Wal-Mart"). Similarly, during such periods, 10%, 10%, 12% and 11%, respectively, of consolidated net sales were made by the Company to Target Stores, Inc. While management believes that the Company presently has and historically has had good relationships with these two customers, the Company has no long-term contracts with such customers, as they purchase on individually placed purchase orders submitted to the Company. The Company has entered into agreements with Otake Trading Co., Ltd. and certain related entities ("Otake") its largest supplier, which provide, among other things, for the limited license  of  certain  trademarks  to  that  supplier to manufacture
and sell video products under the  trademark directly to  Wal-Mart.   The
decrease in sales to Wal-Mart for the three months ended June 30, 1995, as compared to the other periods presented was the direct result of these
agreements.   It  is anticipated  that the net operating results of the
Company will not be adversely impacted by this decline in volume since the Company will receive royalty payments under this arrangement and expects a corresponding reduction in the Company's operating expenses. No assurance can be given that the Company will obtain such operating results or that the licensing arrangement will not adversely impact its operations or the reputation of its trade names or products. There can be no assurances that other key customers will continue to account for comparable percentages of the Company's sales and the loss of a significant volume of purchases could have a material adverse impact on the Company in certain circumstances.

Dependence on Key Vendors

      The  Company is dependent upon certain unaffiliated foreign manufacturers
 for  various  components,  parts   and   finished products;  some of those
manufacturers also produce products for the Company's competitors. In particular, Otake accounted for approximately 18%, 73%, 59%, and 71%, respectively, of the Company's purchases during the three months ended June 30, 1995 and Fiscal 1995, 1994, and 1993. The Company has recently entered into agreements with Otake, including a supply agreement which provides the Company the option to purchase video products from  Otake  for a period of three years. See "Risk Factors - Dependence on Key Customers." Kong Wah Video Company Limited and related entities ("Kong Wah") accounted for approximately 10% of the Company's purchases during the three months ended June 30, 1995 and Fiscal 1994. Additionally, Daewoo Electronics Co., Ltd., Imarflex, Mfg. Co., Ltd. and Musical Electronics Limited accounted for approximately 22%, 21% and 14%, respectively, of the Company's purchases
during the three months ended  June  30, 1995.   Disruption or cessation in
purchases from, any delay or disruption in regular and timely deliveries by, or any deterioration in the quality of products of, such vendors could have a material adverse effect on the Company's results of operations. Management, however, believes alternative sources of supply are available in the marketplace. From time to time, the Company has been required to allocate product among its customer base.

Licensing Risks

      The Company has licensed the r trademark to certain parties on a limited
basis and intends to pursue additional  licensing opportunities.   While  the
Company believes that its quality control system and contractual provisions are adequate to protect the integrity and reputation of its trademarks, there
can be  no assurance  that  the  actions  of  the  Company's  licensees   in
manufacturing or distributing products under the Emerson & G-Clef trademark will not adversely, even if temporarily, impact the value of the Company's trademarks. The Company has registered the Emerson & G-Clef "H.H. Scott" and "Scott" trademarks for certain of its consumer products in the
United States, Canada, Mexico and various  other countries.   Despite  the
legal protection afforded by such registration, there can be no assurance that there will not be infringements of the Company's trademarks or that the Company would be able to successfully prosecute any such infringements. Any damage to the Company's trademarks by a licensee or any trademark infringement could have a material adverse effect on the Company's business. Further, the Company has agreed not to pledge its trademarks under its United States secured credit facility and under the Indenture.

Seasonality

      The Company generally experiences stronger demand for its products in the quarters of each year ending September 30 and December 31. Accordingly, to accommodate such increased demand, the Company is generally required to place seasonally higher orders with its vendors during the quarters ending June 30 and September 30, thereby affecting the Company's need for working capital during such periods. On a corresponding basis, the Company also is subject to increased returns during the quarters ending on March 31 and June 30, which adversely affects the Company's collection activities during
such periods,   also affecting its liquidity.  Operating results may fluctuate due to other factors such as the timing of the introduction of new products, price reductions by the Company and its competitors, demand for the Company's products, product mix, delay, available inventory levels, fluctuation in foreign currency exchange rates relative to the United States dollar, seasonal cost increases and general economic conditions.

Competition and Dependence on Market Acceptance

      The market segment in which the Company operates is highly competitive. The mass merchandise and discount retail market is divided among a large number of foreign-based manufacturers and distributors. Many of the Company's competitors have or may obtain significantly greater financial and marketing strength and resources than the Company, enabling them to compete more effectively than the Company. Further, the Company's business is dependent upon consumer awareness and acceptance of existing and new products. The Company's products compete at the retail store level for shelf space and promotional displays, all of which have an impact on the Company's established
and proposed distribution channels.   Competition,  or  failure  of  consumers
to  accept existing  or  new products, may result in reduced sales,  reduced
profit  margins,  or  both, for the Company.   There  can  be  no assurance
that the  Company  will  not  encounter   increased competition  in  the future,
which could have a material adverse effect on the ability of the Company to successfully market existing products, develop new products or expand its business.

Potential Product Liability and Insurance Limits

     A failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company currently maintains product liability insurance in amounts which the Company considers adequate. No product liability claims have been  asserted or, to the knowledge of the Company's  management, threatened
against the Company to date, which management believes would   hav  a material
adverse  effect  on  the   Company's consolidated financial position.  To the
extent product liability losses are beyond the limits or scope of the Company's insurance coverage, any such losses could have a material adverse effect
upon  the  Company's  business,  operations,  profitability   and assets.

Government Regulation

      Pursuant to the Tariff Act of 1930, as amended, the Trade Act of 1974, and regulations promulgated thereunder, the United States Government charges
tariff  duties,   excess   charges, assessments and penalties on many imports.
These regulations are subject to constant change and revision by governmental agencies and by action of the United States Trade Representative and may have the effect of increasing the cost of goods purchased by the Company or limiting quantities of goods available to the Company from its overseas suppliers. Additionally, a number of states have adopted statutes regulating the manner of determining the amount of payments to independent service centers performing warranty service on products such as those sold by the Company. Such statutes may have the effect of increasing the costs of the Company's
operations.   Additional  Federal   legislation   and regulations  regarding
the importation of consumer electronics products, including the products marketed by the Company, have been proposed from time-to-time and, if enacted into law, could adversely affect the Company's results of operations.


Tax Risks

     The Company realized a substantial amount of cancellation of indebtedness
("COD") as a result of the Restructuring.   However, the  Company did not
include such COD in its gross income because the  Restructuring  was
consummated  as  part  of  the  Plan  of Reorganization.   See  "The  Company
-  Restructuring   of   the Company."   Ordinarily, the Company would be
required to reduce certain Federal income tax attributes (e.g., a net operating loss for the taxable year of the debt discharge, net operating loss or tax credit carry forwards, tax basis of assets) by the amount of COD so excluded from its gross income. The Company's management believes that the exchanges of debt-for-stock by certain of the Company's institutional creditors should qualify for an exception from those requirements applicable
to  certain  stock-for-debt exchanges.   Further, management believes that the
Restructuring should qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). It is possible that the
Internal Revenue Service  could  contend  that   the stock-for-debt  exception
is not applicable to the Restructuring, or  that  the  Restructuring  does not
constitute  a  tax-free reorganization.   In either  such  event, the Company's
net operating loss carry forwards and tax credit carry forwards and other tax attributes would be reduced by a significant amount,and the reorganized Company's taxable income would be greater than it would be if the Restructuring constitutes a tax-free reorganization.

      Assuming  the  stock-for-debt  exception  applies  and  the Restructuring
qualifies   under  the  tax-free reorganization provisions  of  the Code, the ability to carry forward the Company's net operating loss and tax credit carry forwards from taxable years (or portions thereof) ending on or prior to the consummation of the Plan of Reorganization is subject to
an annual  limitation under Sections 382 and 383 of the  Code.   The annual
limitation is approximately $2,200,000. This limitation could be reduced or eliminated if the Company becomes subject to a second, later, annual limitation under Sections 382 and 383 of the Code because of future equity changes, including the issuance of the Common Stock on conversion of the Debentures described in this Prospectus or the litigation described in "Risk Factors - Litigation Relating to Common Stock." Finally, under certain circumstances, the Company could become subject to a personal holding company tax in the future.

Controlling Stockholders

       Fidenas International, Elision and GSE own, in the aggregate, 29,152,542 shares of Common Stock, representing approximately 72.4% of the Company's outstanding shares of Common Stock. Geoffrey P. Jurick, Chairman of the Board of Directors and Chief Executive Officer of the Company may be deemed to control each of Fidenas International, GSE and Elision, through stock ownership, direct or indirect, position of officer or director, or otherwise. Consequently, Mr. Jurick and these entities on a combined basis will have the power to elect the Company's Board of Directors and, consistent with their respective fiduciary responsibilities, to approve any action requiring stockholder approval. Because of the existence of such interrelationships noted above, it is possible that conflicts of interest may arise between certain of the Company's officers and directors, Fidenas International, GSE, Elision and/or any of their respective affiliates. If conflicts of interest arise, the Company's Board of Directors is obligated to resolve any such conflicts in a manner consistent with its fiduciary duties. All future transactions between the Company and its affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions. Further, certain restrictions have been imposed on transactions between the Company and its affiliates in the Indenture for the Debentures.

Litigation Relating to Common Stock

       The shares of Common Stock issued to GSE, Fidenas International and Elision in connection with the Restructuring are the subject of certain legal proceedings in the Commonwealth of Bahamas, the United States and Switzerland. It is possible that a court of competent jurisdiction may order the turnover of all or a portion of the shares of Common Stock owned by such persons to a third party. A turnover of a substantial portion of the Common Stock could result in a "change of control" prohibited pursuant to the terms of the Company's credit facility and pursuant to the terms of the Debentures. Additionally, such a change in control could result in a second ownership change further limiting the Company's ability to use its net operating loss carryforwards and tax credit carryovers. If a turnover of a substantial portion of the Common Stock results from such legal proceedings, the holders of such Common Stock may have different investment objectives than the current holders of the Common Stock. Sales of such Common Stock by such holders, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock or the Company's ability to raise capital in the future. Further, certain adjustments in the conversion price of the Debentures may result upon certain decreases in the weighted average closing price of the Common Stock attributable to certain events resulting from the litigation described in this paragraph.

      Such securities, however, would constitute "restricted securities" as defined in paragraph (a)(3) of Rule 144 promulgated under the Securities Act. Resales of such securities may only be made in compliance with Rule 144, another applicable exemption under the Securities Act, or pursuant to an effective registration statement under the Securities Act. A settlement of the legal proceedings described above may entail requests for certain actions to be taken by the Company to permit greater liquidity of any Common Stock transferred pursuant to any such settlement. Such actions, if any, on the part of the Company will be taken by the Board of Directors of the Company consistent with its fiduciary duties and in accordance with certain restrictive provisions contained in the Indenture for the Debentures. The placement agent of the Debentures has agreed, subject to the granting of registration rights in accordance with the requirements of the Indenture and applicable law, to permit the registration of up to 5,000,000 shares of Common Stock owned by GSE, Fidenas International and Elision, which registration rights were subsequently approved by the Board of Directors of the Company. No assurance can be given that any settlement of such legal proceedings will occur or that the terms of any such settlement will be beneficial to the Company, its stockholders or the market value of the Debentures or the Common Stock.

Bankruptcy Claims Resolution Process

      During and subsequent to the Restructuring, the Company has analyzed the various claims filed by creditors in the United States Bankruptcy Court for the District of New Jersey in the Company's bankruptcy proceedings and, where appropriate, contested certain claims. The Company is presently engaged in litigation regarding such claims and no assurance can be given as to whether an unfavorable judicial determination could have a material adverse effect on the Company.

Risks Inherent in International Operations and Foreign Trade

      The Company plans on increasing international distribution and sales of its products. There can be no assurance that the Company's trademarks will be as widely recognized or accepted internationally as in the United States. In addition, there are certain risks, varying in degrees, inherent in doing business internationally and with respect to foreign trade. Such risks include the possibility of quotas, anti-dumping laws and regulations, unfavorable changes in tax or other laws; partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; the disruption of operations, production and shipping from labor and political disturbances, insurrection or war; and the requirements of partial local ownership of operations in certain countries.

Potential Future Sales of Stock

      No prediction can be made as to the effect, if any, that future sales of securities by the Company, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time-to-time. Sales of Common Stock or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock or the Company's ability to raise capital in the future. In connection with its Restructuring, the Company issued 33,333,333 shares of Common Stock ("Issued Common Stock") and 10,000 shares of Series A Preferred Stock ("Series A Preferred Stock"), the latter of which were issued to the Company's group of secured bank lenders and insurance company noteholders, convertible upon certain terms and conditions into Common Stock and warrants ("Creditor's Warrants") to purchase an aggregate of 750,000 shares of Common Stock. 3,333,333 shares of the Issued Common Stock, the Creditor's Warrants, the Common Stock underlying the Creditor's Warrants, the Series A Preferred Stock, and the Common Stock underlying the Series A Preferred Stock, were issued to certain of the Company's creditors in connection with the Restructuring pursuant to Section 1145 of the Bankruptcy Code, and are therefore freely tradeable, to the extent such creditors are not affiliates of the Company. Additionally, 769,446 shares of Common Stock were issued in February 1995 to such creditors and 6,149,993 shares were sold in the public offering authorized by the Plan of Reorganization confirmed in connection with the Restructuring. All such shares are freely tradeable. The remaining 30 million shares of Common Stock are "restricted securities" as that term is defined in paragraph (a)(3) of Rule 144 promulgated under the Securities Act, although the Company has recently granted certain registration rights with respect to 5,000,000 of such shares and intends to file a registration statement related thereto with the Commission in the near future. The Debentures are initially convertible into 5,203,761 shares of Common Stock. The Company is in the process of registering the resale of the Debentures and such Common Stock. Also, the Company has outstanding options to acquire 1,890,000 shares of Common Stock, granted in accordance with Rule 701 of the Securities Act, which may be sold under this Prospectus and under certain conditions. See "Selling Stockholders" and "Plan of Distribution." The Company additionally has issued warrants to purchase 500,000 shares of Common Stock to the placement agent of the Debentures and its authorized dealers. Future sales of shares of the Common Stock, including those made under Rule 144, depending on the timing thereof, may (i) have an adverse effect on the then prevailing market price, if any, of the Common Stock,
(ii) adversely affect the Company's ability to obtain future financing in the capital markets, and (iii) also create a potential large block of Common Stock coming into the market at substantially the same time. However, Fidenas International, Elision and GSE and officers and directors of the Company, with certain significant exceptions, have agreed to additional restrictions on the transfer of their shares for a period of 12 months. See "Selling Stockholders - Certain Restrictions on Officers, Directors and Certain Stockholders."

Anti-Takeover Provisions

       Certain provisions of the Company's Certificate of Incorporation and By-Laws, including provisions (i) authorizing the Board of Directors to create new series of preferred stock, including series of preferred stock that affect the voting rights of Common Stock and may provide for conversion into Common Stock,
(ii) providing that any action requiring stockholder consent must be effected at a meeting as opposed to by consent in writing and
(iii) setting forth that directors may only be removed for cause, upon the affirmative vote of at least 80% of the voting securities then outstanding, voting together as a single class, may make it more difficult for a third party to make, or may discourage a third party from making, an acquisition proposal for the Company or initiating a proxy contest and may thereby inhibit a change in control of the Company or the removal of incumbent management or directors. There can be no assurance that the issuance of one or more series of preferred stock will not be authorized in the future.

Certain Covenants

      The Indenture pursuant to which the Debentures were issued restricts, with certain exceptions and among other items, the ability of the Company and, in certain cases, its subsidiaries to: incur additional indebtedness, pay dividends or make distributions or other restricted payments; consolidate, merge or sell all or substantially all of their assets; create liens; sell certain assets; sell or issue capital stock of the Company's subsidiaries; make certain investments, loans and advances; enter into transactions with affiliates; and make prepayments on outstanding indebtedness other than Senior Indebtedness. These covenants are subject to important exceptions and qualifications.


                      SELLING STOCKHOLDERS


Selling Stockholders

      The following table sets forth certain information provided to the Company by the Selling Stockholders:


                      Shares  of Common    Percentage of  Percentage of Class      Shares  of Additional  Shares of
                      Stock  Beneficially  Class  on      as Adjusted for sale     Common Stock           Common Stock
                      Owned As of October  the Date       of all Shares subject    Subject to             Offered by this
                      17, 1995 (1)         Hereof(2)      to  Options (3)          Options (4)            Prospectus(3)(4)

Geoffrey P. Jurick       29,352,642           72.6%              72.1%                400,000                  600,000
Eugene I. Davis             290,000            (5)                (5)                 400,000                  600,000
Robert H. Brown, Jr.         16,667            (5)                (5)                  33,333                   50,000
Peter G. Bunger               8,333            (5)                (5)                  16,667                   25,000
Jerome H. Farnum              8,333            (5)                (5)                  16,667                   25,000
Raymond L. Steele            16,667            (5)                (5)                  33,333                   50,000
Albert G. McGrath, Jr.       66,667            (5)                (5)                 133,333                  200,000
John H. Walker               66,667            (5)                (5)                 133,333                  200,000
Merle W. Eakins              13,333            (5)                (5)                  26,667                   40,000
Frank L. Guerriero            6,667            (5)                (5)                  13,333                   20,000
Stuart D. Slugh               6,667            (5)                (5)                  13,333                   20,000
Eddie Rishty                 10,000            (5)                (5)                  20,000                   30,000
Andrew Cohan                 10,000            (5)                (5)                  20,000                   30,000

__________________________
(1)All of the Selling Stockholders are directors or executive officers of the Company and, except for Geoffrey P. Jurick, expressly disclaim any control relationship with the Company.
(2)As of October 31, 1995, 40,252,772 shares of Common Stock were issued and outstanding.
(3)Pursuant to the rules promulgated by the Commission, this includes shares that are subject to options which are exercisable or which will become exercisable within 60 days after the date of this Prospectus.
(4)Represents shares subject to Options which become exercisable more than 60 days after the date of this Prospectus. All options granted vest in one-third increments on each anniversary of grant for three years.
(5)Represents less than 1% of outstanding Common Stock.

Certain   Restrictions   on  Officers,  Directors   and   Certain
Stockholders

     Except upon the prior written consent of the Company and the placement agent of the Debentures, all officers, directors and stockholders beneficially owing five percent or more of the Common Stock (including, but not limited to Mr. Geoffrey P. Jurick and each of Fidenas International, Elision, and GSE (collectively, the "Affiliated Companies")), have agreed not to sell, offer to sell, or otherwise transfer or dispose of, directly or indirectly (either pursuant to Rule 144 under the Securities Act or otherwise) (the "Lock-up") any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock owned by them for a period of not less than twelve months following the effective date of the Registration Statement (the "Lock-up Period"); provided, however, that (i) Mr. Eugene I. Davis may sell up to an aggregate 90,000 shares of Common Stock; (ii) Mr. Jurick or the Affiliated Companies may (a) sell, in accordance with applicable law, up to an aggregate maximum of 2,000,000 shares of Common Stock to a Company-sponsored qualified Employee Stock Ownership Plan, (b) transfer or pledge for the benefit of the plaintiffs in the litigation described at "Risk Factors - Litigation Relating to Common Stock" up to an additional 3,000,000 shares of Common Stock (the "Settlement Shares"); provided however, that the Placement Agent will act as the exclusive placement agent in connection with any such transfer of Settlement Shares, with the
Placement  Agent  receiving  a  cash  commission  of  $0.10   per
Settlement  Share sold, and further provided, that  the  proceeds from  the sale or transfer of the Settlement Shares shall be used for the sole purpose of final settlement of the above-referenced litigation and payment of legal fees in connection therewith; and
(c)  upon prior written notice to the Placement Agent, enter into
transactions   during  such  period  which  would  otherwise   be
prohibited up to an aggregate maximum of 1,000,000 shares of Common Stock provided that (A) with respect to a sale, the purchaser agrees in writing with the Placement Agent to be bound by the Lock-up or (B) with respect to any transfer other than an unconditional sale, all shares not subject to such transfer not be finally transferable to the transferee until the expiration of the Lock-up Period; and (iii) the shares of Common Stock as to which Fidenas International holds as nominee shall not be subject
to  the  Lock-Up.   The  parties  subject  to  the  Lock-up  have
consented to the placing of certain legends and stop transfer instructions.

                      PLAN OF DISTRIBUTION

     The Selling Stockholders may offer and sell shares of Common Stock from time to time in transactions through licensed broker-dealers at then prevailing market prices or otherwise at prices and on terms then obtainable. Sales may be made to or through broker-dealers who may receive compensation in the form of
discounts,   concessions   or  commissions   from   the   Selling
Stockholders or the purchasers of shares of Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     To the extent required, this Prospectus will be updated to reflect any change in the Selling Stockholders for whose account shares of Common Stock are to be offered, the number of shares so offered for such Selling Stockholders' account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Stockholders for whose account such offering is being made.

     The Selling Stockholders have advised the Company that, except for Mr. Jurick, they have not made any arrangement with any broker-dealer for the sale of any of the shares of Common Stock offered hereby. The placement agent for the Debentures, Dresdner Securities (USA) Inc., pursuant to an agreement with Mr. Jurick, Fidenas International, Elision and GSE, has an exclusive right to sell up to 3,000,000 shares of Common Stock, which may not be the shares covered by this Prospectus, solely in furtherance of a settlement of the litigation described at "Risk Factors - Litigation Relating to Common Stock" and for related legal fees at a commission of $.10 per each share of Common Stock sold. The Selling Stockholders and any broker-dealer acting in connection with the sale of the Common Stock offered hereby deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker-dealer and any profit realized by them on the resale of the Shares as principal may be deemed underwriting compensation under the Act.

     Selling Stockholders, if control persons within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act are required to sell their shares of Common Stock in accordance with the volume limitations as set forth in Rule 144. Those volume limitations permit each Selling Shareholders who is an affiliate of the Company within the meaning of Rule 405 under the Securities Act to sell in any three month period up to such number of shares which equals the greater of (i) one percent of the  total number of shares of Common Stock outstanding  or  (ii)
the average weekly trading volume of the Company's Common Stock during the four calendar weeks prior to the sale by such Selling
Stockholder.   It is expected that brokers and dealers  effecting
sales on behalf of Selling Stockholders will be paid normal and customary commissions for such sales.

                             EXPERTS


     The   consolidated   financial   statements   and   the   related
consolidated financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form
10-K for the year ended March 31, 1995 have been audited by Ernst
& Young LLP, independent auditors, as stated in their reports, and are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                                    Common Stock

                                               Emerson & G-clef






                        Table of Contents

                                                EMERSON RADIO CORP.
Available Information               2
Incorporation of Certain
  Documents by Reference            2
The Company                         4  Up to 1,890,000 Shares of Common Stock
Risk Factors                        7 Emerson Radio Corp. Received by Directors,
Selling Stockholders               15 Officers, Employees, Consultants and
Plan of Distribution               17 Advisors Under the Emerson Radio Corp.
Experts                            18  Stock Compensation Program and the
                                       Emerson Radio Corp. 1994 Non-Employee
                                            Director Stock Option Plan



                                                   PROSPECTUS






                                               November 6, 1995





PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The  following documents, filed by Emerson Radio Corp. (the
"Company")  with  the  Securities and  Exchange  Commission  (the
"SEC"), are hereby incorporated by reference:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

      2.   The  Company's  Registration  Statement  on  Form  S-1
(registration no. 33-62873) declared effective by the SEC on October 25, 1995;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

      4. The Company's Current Report on Form 8-K as filed with the SEC on September 9, 1995; and

     5.   The  description of the Common Stock  of  the   Company
contained  in the Company's Registration Statement  on  Form  S-1
(registration no. 33-53621) declared effective by the SEC on August 9, 1994.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which provision relates to the improper payment of dividends and the improper redemption of the corporation's stock), or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145 provides that termination of any action by judgment, settlement, conviction or plea of nolo contendere shall not itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had reason to believe that his or her conduct was not unlawful. In the case of an action by or in the right of a corporation, no indemnification shall be made if the person was adjudged to be liable to the corporation, unless the Court of Chancery of Delaware or the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances in the case, such person is entitled to indemnification for such expenses that the court deems proper.

      The Company's Certificate of Incorporation and By-laws contain provisions permitting the indemnification of directors, officers and certain other agents and representations of the Registrant to the fullest extent permitted by law. The Company's Certificate of Incorporation and By-laws also contain provisions requiring that the Company pay the expenses of any such director or officer, and permitting it to pay the expenses of any such other agent or representative, incurred in connection with any action for which indemnification is normally available so long as such person certifies that he or she in good faith believes that he or she has met the requisite standard of conduct required for indemnification to be available.

      The Company's Certificate of Incorporation and By-laws also contain provisions relieving directors of personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty, which provisions parallel those of Section 102(b)(7) of the Delaware General Corporation Law.

      The Company's Certificate of Incorporation and By-laws also contain provisions permitting the Company to maintain insurance to protect itself and its directors, officers and other agents and representative against liability for actions taken by or on behalf of the Corporation. The Company currently maintains general liability insurance and "directors and officers liability" insurance to provide such insurance coverage.

      The Company's Fourth Amended Joint Plan of Reorganization dated March 31, 1994 (the "Plan") under Chapter 11 of the United States Bankruptcy Code, as amended, provides, among other things, that, among specified others, any and all directors, officers and stockholders who at any time from and after July 8, 1992, or as of the Effective Date of the Plan (as defined therein), acted as such, are released from and indemnified against all liability based upon any act or commission of every kind related to past service with, for or on behalf of the Company or any of the other companies restructured by the Plan, except where such liability is predicated on a finding of gross negligence, willful misconduct or fraud.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

      4.1 Certificate of Incorporation of Emerson (incorporated by reference to Exhibit 3(a) of the Company's Registration
Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9, 1994)

      4.2 By-laws of Emerson adopted March 1994 (incorporated by reference to Exhibit 3(e) of the Company's Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9, 1994)

       4.3    Emerson  Radio  Corp.  Stock  Compensation  Program
(incorporated  by  reference to Exhibit 10(i)  of  the  Company's
Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9, 1994)

      4.4   Emerson Radio Corp. 1994 Non-Employee Director  Stock
Option Plan (incorporated by reference to Exhibit 10(y) of the Company's Annual Report on Form 10-K for the fiscal year ended
March 31, 1995)

      5.1  Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan,
P.A. (previously filed)

      23.1   Consent of Independent Auditors (Ernst & Young  LLP)*


     23.2  Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan,
P.A. is included in Exhibit 5.1

______________________
*Filed herewith

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

          (i)   To  include  any prospectus required  by  Section
                10(a)(3) of the Securities Act of 1993;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)  To include any material information with respect
                 to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany, State of New Jersey, on the 3rd day of November, 1995.

                         Emerson Radio Corp.


                         By: _______________________________
                             Eugene I. Davis.
                             President and Interim Chief Financial Officer

    Pursuant  to the requirements of the Securities Act  of  1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons in the capacities and on the dates indicated:

Signatures Title Date

________________
Geoffrey  P.  Jurick    Chairman of the Board and   November 3, 1995
                        Chief  Executive Officer

_________________
Eugene  I.  Davis       Director, President and     November 3, 1995
                        Interim Chief Financial
                        Officer
_________________
Robert H. Brown, Jr.    Director                    November 3, 1995

__________________
Peter G. Bunger         Director                    November 3, 1995

__________________
Jerome H. Farnum        Director                    November 3, 1995

__________________
Raymond L. Steele       Director                    November 3, 1995


                             EXHIBIT INDEX

EXHIBIT        DESCRIPTION                           PAGE NUMBER
                                                 IN SEQUENTIAL SYSTEM

4.1          Certificate of Incorporation
             of Emerson (incorporated by
             reference  to  Exhibit  3(a)
             of  the  Company's  Registration
             Statement  on  Form  S-1,  Registration
             No. 3-53621,  declared effective by
             the SEC on August 9, 1994)

4.2          By-laws of Emerson adopted March
             1994 (incorporated by reference
             to Exhibit 3(e) of the Company's
             Registration Statement on Form S-1,
             Registration No. 33-53621, declared
             effective by the SEC on August 9,
             1994)

4.3          Emerson  Radio  Corp.  Stock
             Compensation  Program (incorporated
             by  reference to Exhibit 10(i)  of
             the  Company's Registration  Statement
             on Form S-1, Registration  No.  33-53621,
             declared effective by the SEC on August 9,
             1994)

4.4          Emerson Radio Corp. 1994 Non-Employee
             Director Stock Option Plan (incorporated by reference to Exhibit 10(y) of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995)

5.1          Opinion of Lowenstein, Sandler, Kohl,
             Fisher & Boylan, P.A. (previously filed)

23.1         Consent of Independent Auditors (Ernst &
             Young  LLP)*


23.2         Consent of Lowenstein, Sandler, Kohl,
             Fisher & Boylan, P.A. is included in
             Exhibit 5.1

______________________
*Filed herewith




                              CONSENT

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Foprm S-8 No. 33-63515) and related Prospectus pertaining to the Emerson Radio Corp. Stock Compensation Program and the Emerson Radio Corp. 1994 Non-Employee Director Stock Option Plan and to the incorporation by reference therein of our report dated May 24, 1995, with respect to the consolidated financial statements and schedule of Emerson Radio Corp. included in its Annual Report (Form 10-K) for the year ended March 31, 1995, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP


New York, New York

November 3, 1995